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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF LIGGETT





     As of March 25, 1997, Eve Holdings Inc., a Delaware corporation, is the only active subsidiary of Liggett, which constitutes a significant subsidiary, as such term is defined by Rule 1-02 (w) of Regulation S-X ("Rule 1-02(w)").

     Not included are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w).

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